     As filed with the Securities and Exchange Commission on June 14, 2000
                                                 Registration No.333-36642

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             --------------------
                                AMENDMENT No.1
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                             --------------------
                         POWERWAVE TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

             Delaware                               11-2723423
(State or other jurisdiction of         (I.R.S. Employer Identification No.)
  incorporation or organization)

                 2026 McGaw Avenue, Irvine, California  92614
                                (949) 809-1100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Bruce C. Edwards
                     President and Chief Executive Officer
                         Powerwave Technologies, Inc.
                               2026 McGaw Avenue
                           Irvine, California  92614
                                (949) 809-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  Copies to:

                              Nick E. Yocca, Esq.
                               K.C. Schaaf, Esq.
                             Mark L. Skaist, Esq.
                        Stradling Yocca Carlson & Rauth
                          a Professional Corporation
                     660 Newport Center Drive, Suite 1600
                       Newport Beach, California  92660
                                (949) 725-4000

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                            CALCULATION OF REGISTRATION FEE
========================================================================================================================
                                                                 Proposed          Proposed
                                                                 maximum           maximum
     Title of shares                            Amount to be     offering price    aggregate offering   Amount of
     to be registered                           registered       per share (1)     price                registration fee
------------------------------------------------------------------------------------------------------------------------
Common Stock ($.0001 par value)                 1,500,000 shares(2)  $63.27(2)      $94,906,250          $25,055.25(3)
========================================================================================================================

(1) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq National Market on May 8, 2000.

(2) Reflects stock split that took effect as of the close of business on May 15, 2000.

(3) Previously paid.

                             -------------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities Exchange Commission, acting pursuant to said Section 8(a), may determine.

                               1,500,000 Shares


                                [POWERWAVE LOGO]


                                  Common Stock

                                  ------------

     This prospectus relates to the offer and sale of up to 1,500,000 shares of our common stock.

     The prices at which such stock we may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will bear all expenses of registration incurred in connection with this offering.

     Powerwave's Common Stock is traded on the Nasdaq National Market under the symbol "PWAV." On June 12, 2000, the last reported sale price for the Common Stock on the Nasdaq National Market was $63.8125 per share.



                 Investing in our Common Stock involves risks.
                    See "Risk Factors" beginning on page 2.



     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



                            _______________________



                                 June 13, 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Forward Looking Statements...............................................     2
Prospectus Summary.......................................................     3
Risk Factors.............................................................     4
Use of Proceeds..........................................................    16
Plan of Distribution.....................................................    17
Legal Matters............................................................    18
Experts..................................................................    18
Incorporation by Reference...............................................    18
Additional Information...................................................    18
Available Information....................................................    19
Indemnification of Officers and Directors................................    19


     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

                           FORWARD-LOOKING STATEMENTS

     The information contained in this prospectus and in the other documents referenced herein contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma" or "anticipates," or other variations thereof (including their use in the negative), or by discussions of strategies, plans or intentions. Such statements include but are not limited to statements under the captions "Risk Factors," "Use of Proceeds" and elsewhere in this prospectus. A number of factors could cause results to differ materially from those anticipated by such forward-looking statements, including those discussed under "Risk Factors."

     In addition, such forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Although we believe that the assumptions and estimates reflected in such forward-looking statements are reasonable, we cannot guarantee that our plans, intentions or expectations will be achieved. The information contained in this prospectus and in the other documents referenced herein, including the section discussing risk factors hereof, identifies important factors that could cause such differences.

     The cautionary statements made in this prospectus are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to update such forward-looking statements or to update the reasons actual results could differ materially from those anticipated in such forward-looking statements.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus.

                                   Powerwave

     We design, manufacture and market ultra-linear radio frequency, or RF, power amplifiers for use in the wireless communications market. Our RF power amplifiers are key components of wireless communications networks because they amplify the radio signal from the base station to a handset while reducing interference, or "noise." Less noise enables wireless service providers to deliver clearer call connections. Stronger signals reduce the number of interrupted or dropped calls.

     Products

     We manufacture both single and multi-carrier RF power amplifiers which are used in cellular and personal communications services, or PCS, base stations in both digital and analog-based wireless networks. Our products support a wide range of digital and analog transmission protocols including CDMA, TDMA, GSM, AMPS and TACS.

     Customers

     We sell RF power amplifiers to several wireless equipment suppliers worldwide, including Hyundai Electronics Industries Co., Ltd., LG Information & Communications Co., Ltd., LM Ericsson Telephone Company, Lucent Technologies Inc., Metawave Communications Corporation, Nokia Telecommunications Inc., Nortel Networks Corporation and Samsung Electronics Co. Ltd. We also sell amplifiers to operators of wireless networks, such as AT&T Wireless Services, BellSouth Cellular Corp. and GTE Wireless Services Corporation.

     About Us

     We incorporated in Delaware in January 1985 under the name Milcom International, Inc. and changed our name to Powerwave Technologies, Inc. in June 1996. Our main offices are located at 2026 McGaw Avenue, Irvine, California 92614, and our phone number is (949) 809-1100. Our Web site is located at http://www.powerwave.com. Information contained on our Web site does not constitute part of this prospectus.

                                 RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our Common Stock. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. This could cause the trading price of our Common Stock to decline, and you may lose part or all of your investment.

A Significant Amount of Our Revenues Comes from a Few Customers

     We sell most of our products to a small number of customers, and we expect that this will continue. We believe that our future success depends upon our ability to broaden our customer base and maintain relationships with major wireless original equipment manufacturers, or OEMs, such as, Hyundai Electronics Industries Co. (Hyundai), LG Information & Communications, Ltd. (LGIC), LM Ericsson Telephone Company (Ericsson), Lucent Technologies Inc. (Lucent), Nokia Telecommunications Inc. (Nokia), Nortel Networks Corporation (Nortel) and Samsung Electronics Co. Ltd. (Samsung), as well as major operators of wireless networks, such as AT&T Wireless Services (AT&T Wireless), BellSouth Cellular Corp. (BellSouth) and GTE Wireless Services Corporation (GTE Wireless).

     Our dependence on a small number of major customers exposes us to numerous risks, including:

     . slowdowns or delays in deployment of wireless networks that reduce customer demand for our products;

     .  changes in customer forecasts and demand;

     . customers leveraging their buying power to change the terms of pricing, payment and product delivery schedules; and

     . direct competition should a customer decide to manufacture RF power amplifiers internally or procure RF power amplifiers from a competitor

     For the three months ended April 2, 2000, our largest customer was Nortel, which accounted for approximately 41% of our net sales. For fiscal 1999, a total of five customers accounted for approximately 80% of our total revenue. The loss of any of our customers, or a significant loss, reduction or rescheduling of orders from any of our customers, would have a material adverse effect on our business, results of operations and financial condition. The risks related to our customer concentration were magnified in 1998 due certain of our customer's geographic concentration in South Korea which experienced an economic and financial crisis during 1998. For the first quarter of 2000, our South Korean customers including Hyundai, LGIC and Samsung, accounted for $7.8 million, or approximately 8% of our total net sales. During 1999 our South Korean customers accounted for approximately 21% of our total net sales or $62.2 million.

     We believe that continued purchases of our products by OEMs depends upon many factors, including the OEMs' view of utilizing third party suppliers of RF power amplifiers and their current view of wireless infrastructure deployments and could be significantly reduced due to any delays of such deployments. A number of factors may cause delays in wireless infrastructure deployments, including the following such factors:

     . economic or political problems in the wireless operator's operating region;

     .  delays in government approvals required for system deployment; and

     .  reduced subscriber demand for wireless services.

     In addition, from time to time OEMs may purchase products from us on a large quantity basis over a short period of time which may cause demand for our products to change rapidly. Due to these and other possible uncertainties associated with wireless infrastructure deployments and OEMs purchasing strategies, we may experience significant fluctuations in demand from our OEM customers. Such fluctuations could cause a significant increase in demand which could exceed our production capacity, which could negatively impact our ability to meet customers' demands as well as could potentially impact product quality. Alternatively, such fluctuations could cause a significant reduction in revenues which could have a material adverse effect on our business, results of operations and financial condition. We cannot guarantee that a major customer will not reduce, delay or eliminate purchases from us, which could have a material adverse effect on our business, results of operations and financial condition.

Our Quarterly Results Fluctuate Significantly

     We experience, and will continue to experience, significant fluctuations in sales and operating results from quarter to quarter. Our quarterly results fluctuate due to a number of factors, any of which could have a material adverse effect on our business, results of operations and financial condition. Factors that could cause our results of operations to vary include the following:

     . variations in the timing, cancellation, or rescheduling of customer orders and shipments;

     .  variations in manufacturing costs, capacities and efficiencies;

     . capacity and production constraints, including constraints associated with single-source component suppliers;

     . delays in qualification by customers of new products or redesigns or delays in qualification of new production facilities; product failures and associated in-field service support costs;

     . cancellations or reductions of customer orders and shipments due to economic slowdowns in the customers' operating regions, such as South Korea or South America;

     . cancellations or rescheduling of customer orders and shipments due to excess inventory levels caused by changes in demand or deployment schedules at the customer;

     . competitive factors, including pricing, availability and demand for competing amplification products;

     .  warranty expenses;

     .  the availability and cost of components;

     . the timing, availability and sale of new products by us or our competitors;

     .  changes in the mix of products having differing gross margins;

     .  changes in average sales prices;

     .  long sales cycles associated with our products;

     .  variations in product development and other operating expenses;

     .  discounts given to certain customers for large volume purchases; and

     . high fixed expenses that increase operating expenses, especially during a quarter with a sales shortfall.

     In addition, while we periodically receive order forecasts from our major customers, such customers have no binding obligation to purchase the forecasted amounts. See "--A Significant Amount of Our Revenues Comes From a Few Customers." Order deferrals and cancellations by our customers, declining average sales prices, changes in the mix of products sold, delays in the introduction of new products and longer than anticipated sales cycles for our products have in the past adversely affected our quarterly results of operations. We cannot guarantee that our quarterly results of operations will not be harmed in the future.

     Our sales to customers are usually made under purchase orders with short delivery requirements. While we receive periodic order forecasts, customers have no obligation to purchase the forecasted amounts and may cancel orders, change delivery schedules or change the mix of products ordered with minimal notice. In spite of these limitations, we maintain significant work-in-progress and raw materials inventory as well as increased levels of technical production staff to meet estimated order forecasts. If customers purchase less than the forecasted amounts or cancel or delay existing purchase orders, we will have higher levels of inventory that face a greater risk of obsolescence and excess production staff. If our customers desire to purchase products in excess of the forecasted amounts or in a different product mix, we may lack the inventory or manufacturing capacity to fill their orders. Either situation could have a material adverse effect upon our business, financial condition and results of operations and future business with such customers.

     Due to these factors, we believe that our past results are not reliable indicators of our future performance. Current operating profitability may fall, and future revenues and operating results may not meet the expectations of public market analysts and investors. In either case, the price of our Common Stock could significantly decline. See "--Our Stock Price Has Been and May Continue to Be Volatile."

Our Average Sales Prices are Declining

     Our average sales prices have declined, and we anticipate that the average sales prices for our products will continue to decline and negatively impact our gross profit margins. Wireless service providers are placing increasing price pressure on wireless infrastructure manufacturers, which in turn has resulted in downward pricing pressure on our products. Competition among third-party suppliers also has increased the downward price pressure on our products. Since wireless infrastructure manufacturers frequently negotiate supply arrangements far in advance of delivery dates, we must often commit to price reductions for our products before we know how, or if, we can obtain such cost reductions. In addition, average sales prices are affected by price discounts negotiated for large volume purchases by certain customers. To offset declining average sales prices, we must reduce manufacturing costs and ultimately develop new products with lower costs or higher average sales prices. If we cannot achieve such cost reductions or product improvements, our gross margins will continue to decline.

     We anticipate that single carrier RF power amplifier products will continue to account for a large portion of our net sales going forward. Sales of single carrier RF power amplifiers have been subject to intense price competition and carry lower gross profit margins than multi-carrier RF power amplifier products. If we cannot reduce manufacturing costs on our single carrier RF power amplifiers and such RF power amplifiers account for an increased percentage of net sales, our overall gross profit margins will fall.

Our Failure to Manage Future Growth Could Have Adverse Effects

     Our ability to compete effectively and manage future growth depends on our ability to:

     . effectively expand, train and manage our work force, particularly in response to fluctuations in demand for various products;

     . manage production and inventory levels to meet product demand and new product introductions;

     .  manage and improve production quality;

     . expand both the range of customers and the geographic scope of our customer base;

     .  reduce product costs; and

     . improve financial and management controls, reporting systems and procedures.

     Any failure to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We Must Retain Key Executives and Personnel

     We need to hire and retain highly qualified technical, marketing and managerial personnel. Competition for personnel, particularly qualified engineers, is intense, and the loss of a significant number of such persons, as well as the failure to recruit and train additional technical personnel in a timely manner, could have a material adverse effect on our business, results of operations and financial condition. The departure of any of our management and technical personnel, the breach of their confidentiality and non-disclosure obligations to Powerwave or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition and results of operations.

     We believe that our success depends upon the knowledge and experience of our management and technical personnel and our ability to market our existing products and to develop new products. We do not have non-compete agreements with our employees who are employed on an at-will-basis. Therefore, employees may leave us and go to work for a competitor. We have had employees leave us and go to work for competitors. While we believe that we have adequately protected our proprietary technology, and we will take all legal measures to protect it, the use of our processes by a competitor could have a material adverse effect on our business, financial condition and results of operations.

There are Many Risks Associated With International Operations

     For the first three months of 2000, international revenues (excluding North American sales) accounted for approximately 21% of our total net sales. For fiscal years 1999, 1998 and 1997, international revenues (excluding North American sales) accounted for approximately 33%, 41% and 84% respectively, of our net sales. We currently expect that international revenues will continue to account for a significant percentage of our revenues for the foreseeable future. Therefore, the following risks associated with international operations could have a material adverse effect on our performance:

     . compliance with multiple and potentially conflicting regulations, including export requirements, tariffs, import duties and other barriers, and health and safety requirements;

     .  differences in intellectual property protections;

     .  difficulties in staffing and managing foreign operations;

     .  longer accounts receivable collection cycles;

     .  currency fluctuations;

     . economic instability, including inflation and interest rate fluctuations, such as those seen in South Korea and Brazil;

     .  competition from foreign based suppliers;

     . restrictions against the repatriation of earnings from a foreign country;

     .  overlapping or differing tax structures; and

     .  political or civil turmoil.

     We have traditionally invoiced all of our foreign sales in U.S. Dollars. Accordingly, we do not currently engage in foreign currency hedging transactions. However, as we continue to expand our international operations, we may be paid in foreign currencies and, therefore, would become exposed to possible losses in foreign currency transactions. Since we sell our products in many countries, when the U.S. Dollar becomes more expensive relative to the currency of our foreign customers, the price of our products in those countries rises and our sales into those countries may fall. This happened to us in South Korea during 1998. In addition, as we sell our products into foreign countries, our products can become subject to tariffs and import duties which raise the overall price of our products to such a level that our products are no longer competitive in price to locally based suppliers. If any of the above risks actually occurs, there may be a material adverse effect on our business, financial condition and results of operations.

Our Success is Tied to the Growth of the Wireless Services Market

     Most of our revenues come from the sale of RF power amplifiers for wireless communications networks. Our future success depends to a considerable extent upon the continued growth and increased availability of wireless communications services, including cellular and PCS. Wireless communications services may not continue to grow and create demand for our products. We believe that continued growth in the use of wireless communications services depends, in part, on lowering the cost per subscriber by reducing the costs of the infrastructure capital equipment and thereby enabling reductions in wireless service pricing. Although FCC regulations require local phone companies to reduce the rates charged to wireless carriers for connection to their wireline networks, wireless service rates will probably remain higher than rates charged by traditional wireline companies.

     The expansion of wireless communications services depends on developed countries, such as the United States, continuing to allow deployment of new networks and upgrades to existing networks, and on less developed countries deploying wireless communications networks.

     Our performance could be adversely affected by any of the following risks:

     . failure of local governments or foreign countries to allow construction of new wireless communications systems;

     . termination or delays by local governments or foreign countries of existing construction of wireless communications systems;

     . imposition of moratoriums by local governments or foreign countries on building new base stations for existing wireless communications systems; and

     . foreign authorities may disfavor wireless communications systems because of environmental concerns, political unrest, economic downturns, favorable prices for other communications services or delays in implementing wireless communications systems.

We Previously Have Had a Reliance Upon the South Korean Market

     Three of our customers, Hyundai, LGIC and Samsung, are based in South Korea and collectively accounted for approximately 21% of our net sales for fiscal 1999. For fiscal 1998, customers based in South Korea collectively accounted for approximately 30% of our net sales and they accounted for approximately 83% of our net sales for fiscal 1997. These customers have purchased products primarily for deployment in the South Korean digital cellular and PCS networks.

     The build-out of the South Korean digital cellular networks began in 1995 with two independent service providers offering digital CDMA service beginning in 1996. In contrast, the build-out of the South Korean PCS networks began in the first quarter of 1997 with four service providers. We provided multi-carrier cellular RF power amplifiers starting from the initial stages of the digital cellular network buildout in South Korea. During 1997, we began shipping, in volume, PCS single carrier RF power amplifiers for use in the new PCS networks being built in South Korea. Sales to our South Korean customers for the South Korean PCS networks represented substantially all of our PCS sales during fiscal 1997 and approximately 86% of our PCS sales for the first nine months of fiscal 1998. Since 1998, our South Korean PCS Sales have significantly declined while our non-South Korean PCS sales have significantly increased.

     The delay, postponement and cancellation of the build-out of the South Korean digital wireless networks which occurred during 1998, did have an adverse effect on our revenues and results of operations during fiscal 1998. The economic and financial crisis in Asia and South Korea caused a reduction in the value of the South Korean Won when compared to the U.S. dollar. This reduction in purchasing value caused a reduction in South Korean wireless service operators' demand for our products. Our South Korean customers pay for products with U.S. dollars. As such, the strengthening of the U.S. dollar as compared to the South Korean Won during 1998, increased the effective cost of our products by at times as much as 100% or more for our South Korean customers. The resulting significant increase in the local currency cost of such products made them less attractive to our customers. Additionally, due to the economic problems the South Korean banking network faced in 1998, it became more difficult for local operating companies to raise additional financing to support the increased costs of their infrastructure buildout. These types of economic problems experienced in Asia have also been encountered in other areas of the world where we operate, such as Brazil in South America.

     Due to the numerous factors involved, we are unable to predict when, if ever, these networks will be completed pursuant to the South Korean wireless network operators' original build-out projections. In addition, we are unable to predict what levels such sales will be in fiscal 2000.

     Hyundai, LGIC and Samsung have also been marketing wireless infrastructure equipment for installation in networks outside of the South Korean market. We cannot predict whether such customers will be successful in obtaining new business outside of South Korea or that, if successful, they will continue to purchase RF power amplifiers from us. Any further significant decrease in our sales of RF power amplifiers to these customers, without an offsetting increase in sales to other customers, could harm our business, results of operations and financial condition.

We Depend on Single Sources for Key Components

     A number of the parts used in our products are available from only one or a limited number of outside suppliers due to unique component designs as well as certain quality and performance requirements. To take advantage of volume pricing discounts, we also purchase certain customized components from single sources. We have experienced, and expect to continue to experience, shortages of single-sourced components.

Shortages have compelled us to adjust our product designs and production schedules. If single-sourced components become unavailable in sufficient quantities or available only on unsatisfactory terms, we would be required to purchase comparable components from other sources and "retune" our products to function with the replacement components, or we may be required to redesign our products to use other components, either of which could delay production and delivery of our products. In addition, our reliance on certain single-sourced components could expose us to quality control issues if such suppliers experienced a failure in their production process. A failure in a single-sourced component could force us to repair or replace a product utilizing replacement components. Such a requirement could have a material adverse effect on our business, results of operations and financial condition. In addition, if we could not obtain comparable replacements or effectively retune or redesign our products, our business, results of operations and financial condition could be harmed.

     The RF power amplifier business which we acquired in the HP Acquisition utilized certain custom components manufactured by HP for certain products. We had a one-year supply commitment from HP for these components which has expired and we have begun sourcing certain components from new suppliers, as well as we have redesigned products to no longer utilize such components. If we were requested to produce a large quantity of products which utilized such custom components, our ability to produce such older products is limited.

     Due to the our reliance on certain single-sourced customized components, if we experience an abrupt reduction in customer demand, we may end up with excess inventories of such components due to the nature of the volume purchasing agreements that we enter to obtain component cost reductions. If we are unable to utilize such components in a timely manner and are unable to sell such components due to their customized nature, the resulting negative impact on our liquidity and resulting increased inventory levels could have a material adverse effect on our business, results of operations and financial condition.

The Market in Which We Operate is Highly Competitive

     The wireless communications infrastructure equipment industry is extremely competitive and is characterized by rapid technological change, frequent new product development, rapid product obsolescence, evolving industry standards and significant price erosion over the life of a product. Our products compete on the basis of the following key characteristics:

     .  performance;

     .  functionality;

     .  reliability;

     .  pricing;

     .  quality;

     .  designs that can be efficiently manufactured in large volumes;

     .  time-to-market delivery capabilities; and

     .  compliance with industry standards.

     While we believe that we compete favorably with respect to these characteristics at present, this may change. If we fail to address our competitive challenges, there could be a material adverse effect on our business, financial condition and results of operations.

     Our current competitors include AML Communications, Inc., Microwave Power Devices, Inc. and Spectrian Corporation, in addition to the RF power amplifier manufacturing operations of the leading wireless infrastructure manufacturers such as Ericsson, Lucent, Motorola, Nokia and Samsung. Some competitors have significantly greater financial, technical, manufacturing, sales, marketing and other resources than we do and have achieved greater name recognition for their products and technologies than we have. We may not be able to successfully increase our market penetration or our overall share of the RF power amplifier market. Our results of operations could be adversely impacted if we are unable to effectively increase our share of the RF power amplifier market.

     Our future success depends largely upon the rate at which wireless infrastructure manufacturers incorporate our products into their systems. A substantial portion of the present worldwide production of RF power amplifiers is captive within the internal manufacturing operations of leading wireless infrastructure manufacturers such as Ericsson, Lucent, Motorola, Nokia and Samsung. These companies regularly evaluate whether to manufacture their own RF power amplifiers rather than purchase them from us. These companies could also directly compete with us by selling their RF power amplifiers to other manufacturers and operators, including our customers. If we are not successful in increasing the use of our products by the leading wireless infrastructure manufacturers, there would be a material adverse effect on our business, financial condition and results of operations.

We Must Develop and Sell New Products in Order to Keep Up With Rapid Technological Change

     The markets in which we compete are characterized by:

     .  rapidly changing technology;

     .  evolving industry standards and communications protocols; and

     .  frequent improvements in products and services.

     To succeed, we must improve current products and develop and introduce new products that are competitive in terms of price, performance and quality. These products must adequately address the requirements of wireless infrastructure manufacturing customers and end-users.

     To develop new products, we invest in the research and development of RF power amplifiers for wireless communications networks. We target our research and development efforts on major wireless network deployments worldwide, which cover a broad range of frequency and transmission protocols. In addition, we are currently working on products for third generation networks as well as development projects for products requested by our customers. In spite of our efforts, the deployment of a wireless network may be delayed which could cause a particular research or development effort to not generate a revenue producing product. Additionally, the new products we develop may not achieve market acceptance or may not be manufacturable at competitive prices in sufficient
volumes.   We cannot guarantee the success of our research and development efforts.

     We also continue efforts to improve our existing cellular and PCS lines of RF power amplifier products. Any delays in the shipment of these products may cause customer dissatisfaction and delay or loss of product revenues. In addition, it is possible that a significant number of development projects will not result in manufacturable new products or product improvements.

     If we fail to develop new products or improve existing products in a timely manner, there will be a material adverse effect on our business, financial condition and results of operations.

We May Fail to Develop Products that are Sufficiently Manufacturable or of Adequate Quality and Reliability

     Manufacturing our products is a complex process and requires significant time and expertise to meet customers' specifications. Successful manufacturing is substantially dependent upon our ability to tune these products to meet specifications in an efficient manner. In this regard, we depend on our staff of trained technicians. If we cannot design our products to minimize the manual tuning process or if we are unable to attract additional trained technicians, or we lose a number of our trained technicians, it would have a material adverse effect on our business, financial condition and results of operations.

     We have had quality problems with our products in the past and may have similar problems in the future. We have replaced components in some products in accordance with our product warranties. We believe that our overall relationship with our customers is good and that they consider our products to be of good quality. We also believe that our customers will demand increasingly stringent product performance and reliability, particularly in domestic markets. We cannot provide any assurance that our product designs will remain successful or that they will keep pace with technological developments, evolving industry standards and new communications protocols. We may fail to adequately improve product quality and meet the quality standards of our customers, which could cause us to lose such customers. Design problems could damage relationships with existing and prospective customers and could limit our ability to market our products to large wireless infrastructure manufacturers, many of which build their own, high quality RF power amplifiers and have stringent quality control
standards.   See "--Many Wireless Infrastructure Manufacturers have Internal RF
Power Amplifier Production Capabilities."

The Sales Cycle for Our Products is Lengthy

     The sales cycle associated with our products is typically lengthy, often lasting from six to eighteen months. Our customers normally conduct significant technical evaluations of our products and our competitors' products before making purchase commitments. Our OEM customers typically require extensive technical qualification of our products before they are integrated into each OEM's products. This qualification process involves a significant investment of time and resources from us and the OEMs to ensure that our product designs are fully qualified to perform with each OEM's equipment. Also, individual wireless network operators can subject our products to field and evaluation trials, which can last anywhere from one to nine months, before making a purchase. The qualification and evaluation process and the customer field trials may delay the shipment of sales forecasted for a specific customer for a particular quarter and our operating results for that quarter could be materially adversely affected.

Many Wireless Infrastructure Manufacturers have Internal RF Power Amplifier Production Capabilities

     Many of the leading wireless infrastructure equipment manufacturers internally manufacture their own RF power amplifiers. We believe that our existing customers continuously evaluate whether to manufacture their own RF power amplifiers. Certain of our customers regularly produce RF power amplifiers in an attempt to replace products manufactured by us. We believe that this practice will continue. In addition, LGIC, one of our customers, previously entered into a joint venture manufacturing arrangement with one of our competitors. In the event that our customers manufacture their own RF power amplifiers, such customers could reduce or eliminate their purchases of our products. We cannot guarantee that our current customers will continue to rely, or expand their reliance, on us as an external source of supply for their RF power amplifiers.

     Wireless infrastructure equipment manufacturers with internal manufacturing capabilities could also sell RF power amplifiers externally to other manufacturers, thereby competing directly with us. In addition, even if we are successful in selling our products to these customers, we believe that such customers will demand price and other concessions based on their ability to manufacture RF power amplifiers internally. If, for any reason, our major customers decide to produce their RF power amplifiers internally or through joint ventures with other competitors, or require us to participate in joint venture manufacturing with them, our business, results of operations and financial condition could be materially adversely affected.

Protection of Our Intellectual Property is Limited; Risk of Third-Party Claims of Infringement

     We rely upon trade secrets to protect our intellectual property. We execute confidentiality and non-disclosure agreements with our employees and limit access to and distribution of our proprietary information. We hold a total of three U.S. Patents for various aspects of our technology. In addition, we have applied for several additional U.S. and international patents for various aspects of our proprietary technology. These efforts allow us to rely upon the knowledge and experience of our management and technical personnel, to market our existing products and to develop new products. The departure of any of our management and technical personnel, the breach of their confidentiality and non-disclosure obligations to us or the failure to achieve our intellectual property objectives may have a material adverse effect on our business, financial condition and results of operations.

     We do not have non-compete agreements with our employees who are employed on an "at-will" basis. Therefore, employees may leave us and go to work for a competitor. We have had employees leave us and go to work for competitors. While we believe that we have adequately protected our proprietary technology, and we will take all legal measures to protect it, the use of our processes by a competitor could have a material adverse effect on our business, financial condition and results of operations.

     Our ability to compete successfully and achieve future revenue growth will depend, in part, on our ability to protect our proprietary technology and operate without infringing the rights of others. We may fail to do so. In addition, the laws of certain countries in which our products are or may be sold may not protect our products and intellectual property rights to the same extent as the laws of the United States.

     As the number of patents, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights and the functionality of the products in the market further overlap, we believe that companies in our industry may face more frequent infringement claims. Although there are no pending or threatened intellectual property lawsuits against us, we may face litigation or infringement claims in the future. Such claims could result in substantial costs and diversion of our resources.

     A third party claiming infringement may also obtain an injunction or other equitable relief, which could effectively block the distribution or sale of allegedly infringing products. Although we may seek licenses from third parties covering intellectual property that we are allegedly infringing, we cannot guarantee that any such licenses could be obtained on acceptable terms, if at all.

     Certain of our customers and other wireless communications infrastructure equipment manufacturers may decide to protect their intellectual property by deciding not to purchase RF power amplifiers from external sources. The appearance of a close working relationship with a particular customer may adversely affect our ability to establish or maintain a relationship with, or sell products to, competitors of that particular customer. The failure of our major customers to purchase products from us due to our relationship with other customers could have a material adverse effect on our business, financial condition and results of operations.

Actual or Alleged Defects in Our Products May Create Liability to Those Claiming Injury

     Any of the following could have a material adverse effect on our business, financial condition and results of operations:

     . if systems or devices relying on or incorporating our products are determined or alleged to create a health risk, causing us to be named as a defendant, and held liable, in a product liability lawsuit;

     . if systems or devices relying on or incorporating our products are determined to be defective or malfunction and cause loss of service or property damage and such malfunction is determined to be caused by our products, we could be held liable in a property liability lawsuit;

     . delays or prohibitions on the installation of wireless communications networks due to alleged health or environmental risks; and

     . our inability to maintain insurance at an acceptable cost or to otherwise protect against potential product liability lawsuits.

Government Regulation of the Communications Industry

     The products that we manufacture are regulated. We must obtain regulatory approvals to manufacture and sell our products and our customers must obtain approvals to operate our products. The FCC has adopted regulations that impose stringent RF emissions standards on the communications industry. These regulations may require that we alter the manner in which radio signals are transmitted or otherwise alter the equipment transmitting such signals. We are also subject to regulatory requirements in international markets where prominent local competitors may have the ability to influence regulations in situations where we do not.

     The enactment by governments of new laws or regulations or a change in the interpretation of existing regulations could adversely affect the market for our products. Recent deregulation of international communications industries along with RF spectrum allocations made by the FCC have increased the potential demand for our products. We cannot guarantee that the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded wireless services will continue or that other future regulatory changes will have a positive impact on us. The increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products, generally following extensive investigation and deliberation over competing technologies. In the past, the delays inherent in this governmental approval process have caused, and may in the future cause, the cancellation, postponement or rescheduling of the installation of communications systems by our customers. These delays could have a material adverse effect on our business, results of operations and financial condition.

Our Stock Price Has Been and May Continue to Be Volatile

     The price of our Common Stock has exhibited high levels of volatility with significant volume and price fluctuations, which makes our Common Stock not suitable for all investors. In addition, the stock market has from time to time experienced significant price and volume fluctuations. The fluctuations in the stock market are often unrelated to the operating performance of particular companies, and the market prices for securities of technology companies have been especially volatile. These broad market fluctuations may adversely affect the market price of our Common Stock. Our stock price may be affected by the factors discussed above as well as:

     . fluctuations in our results of operations or the operations of our competitors;

     . failure of such results of operations to meet the expectations of stock market analysts and investors;

     . sales of a significant number of shares of restricted securities in the market;

     . changes in the political or economic outlook of the markets into which we sell our products (such as South Korea or Brazil);

     . changes in stock market analyst recommendations regarding us or our competitors;

     . the timing and announcements of technological innovations or new products by us or our competitors;

     .  changes in the wireless communications industry; and

     .  general market conditions.


Risk of Litigation

     We are subject to various legal proceedings from time to time as part of our business. In July 1998, lawsuits were filed by certain of our stockholders against us and certain of our present and former directors and officers. These lawsuits were consolidated and an amended compliant was filed in December 1998. The stockholders bringing these lawsuits claim to represent a class consisting of all persons who purchased our Common Stock between June 4, 1997 and January 16, 1998. These lawsuits allege, among other things, that we (and certain of our present and former officers and directors) violated federal securities laws by making misrepresentations designed to artificially inflate our stock price and allow certain individuals to sell their Common Stock at artificially inflated prices. The parties have reached an agreement in principle to settle the lawsuit entirely within the limits of the Company's first layer insurance policy coverage. We and our directors and officers have denied and continue to deny each and all of the plaintiffs' allegations of wrongdoing in the lawsuit, and the settlement agreement will expressly provide that the settlement is not in any manner to be construed as an admission of wrongdoing. The written settlement is being negotiated by the parties, and will be subject to approval by the Court. Until such Court reviews and approval is obtained, we cannot assume that these matters are resolved. Therefore, at this time, the final outcome of these proceedings is not determinable.

     In September 1999, a lawsuit was filed against us by a former customer.
The lawsuit alleges, among other things, that we sold defective LMR products to this customer from 1994 to 1998. The lawsuit seeks direct damages in the amount of $1.6 million as well as unspecified punitive damages. We deny these allegations of wrongdoing and intend to vigorously defend against the claims made in this lawsuit. The lawsuit is currently in the document discovery stage and a trial date has been set for September 2000. At this time the outcome of the proceedings is not determinable.

     Powerwave is not currently party to any other legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe would have a material adverse effect on our business, financial condition and results of operations. In addition, litigation, regardless of its merits, could result in substantial costs to us and divert management's attention from our operations.

                                USE OF PROCEEDS

     We expect to receive approximately $94.8 million from the sale of the shares offered by us in this offering, assuming an offering price of $63.27 per share and after deducting the offering expenses that we are to pay.

     We currently intend to use the net proceeds of this offering to support our continued growth, including for plant, property and equipment expenditures, working capital and general corporate purposes.

     Prior to their use, we intend to invest the net proceeds of this offering in short-term, investment-grade interest-bearing securities, commercial paper, certificates of deposit or direct or guaranteed obligations of the U.S. Government.

                              Plan of Distribution

     All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on the Nasdaq National Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take pace on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions, or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for Powerwave by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                    EXPERTS

     The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Powerwave Technologies, Inc. Annual Report on Form 10-K for the year ended January 2, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           INCORPORATION BY REFERENCE

     We hereby incorporate by reference the following documents herein:

     (a) our Annual Report on Form 10-K for the fiscal year ended January 2, 2000;

     (b)  our Quarterly Report on Form 10-Q for the quarter ended April 2, 2000;

     (c)  our Current Report on Form 8-K dated May 31, 2000;

     (d) the description of our capital stock contained in our registration statement on Form 8-A dated October 9, 1996, as amended; and

     (e) all documents subsequently filed by us with the Securities Exchange Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended prior to the termination of this offering.

                             ADDITIONAL INFORMATION

     We have filed a Registration Statement on Form S-3, including amendments thereto, relating to the Common Stock offered hereby, with the Securities Exchange Commission. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to Powerwave and the Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules.

     A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Securities Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Securities Exchange Commission. The Registration Statement is also available through the Securities Exchange Commission's Website on the World Wide Web at the following address: http://www.sec.gov.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Exchange Act, as amended, and in accordance therewith file reports, proxy statements and other information with the Securities Exchange Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at the regional offices of the Securities Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and through the Securities Exchange Commission's Website on the World Wide Web at the following address: http://www.sec.gov.
                                                        ------------------


                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation eliminates the liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty as a directors, except to the extent otherwise required by the Delaware General Corporation Law.

     The Amended and Restated Certificate of Incorporation provides that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a our director or officer against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. Our Amended and Restated Bylaws provide for a similar indemnity to directors and officers to the fullest extent authorized by the Delaware General Corporation Law.

     The Amended and Restated Certificate of Incorporation also gives us the ability to enter into indemnification agreements with each of its directors and officers. We have entered into indemnification agreements with each of our directors and officers which provide for the indemnification of such persons against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling Powerwave pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We believe that our Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

================================================================================



                              ------------------


                               1,500,000 Shares

                               [POWERWAVE LOGO]



                                 Common Stock



                                  ----------
                                  PROSPECTUS
                                  ----------



================================================================================


     You may rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these shares of the common stock in any circumstances under which the offer or solicitation is unlawful.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the Common Stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

                                                              To be paid by
                                                                Powerwave
                                                              --------------
SEC Registration Fee.......................................       $25,055.25
Nasdaq National Market listing fee.........................        15,000.00
Legal fees and expenses....................................        25,000.00
Accounting fees and expenses...............................        20,000.00
Miscellaneous Expenses.....................................        10,000.00
                                                              --------------
     Total.................................................       $95,055.25
                                                              ==============

Item 15.  Indemnification of Directors and Officers

     (a) As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation eliminates the liability of directors to Powerwave or its stockholders for monetary damages for breach of fiduciary duty as a directors, except to the extent otherwise required by the Delaware General Corporation Law.

     (b) The Amended and Restated Certificate of Incorporation provides that we will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of Powerwave against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. Our Amended and Restated Bylaws provide for a similar indemnity to directors and officers us to the fullest extent authorized by the Delaware General Corporation Law.

     (c) The Amended and Restated Certificate of Incorporation also gives us the ability to enter into indemnification agreements with each of our directors and officers. We have entered into indemnification agreements with each of our directors and officers which provide for the indemnification of such persons against any an all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

Item 16.  Exhibits

     (a)  Exhibits

Exhibit
Number  Description
------  -----------

 5.1   Opinion of Stradling Yocca Carlson & Rauth

 23.1  Consent of Deloitte & Touche LLP

 23.2 Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1 filed herewith)

 24.1  Power of Attorney*

_________________
      *Previously filed.

Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Powerwave pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Powerwave of expenses incurred or paid by a director, officer or controlling person of Powerwave in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Powerwave hereby undertakes that:

          (1) To file, during the period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                (a) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Powerwave pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 14th day of June, 2000.

                              POWERWAVE TECHNOLOGIES, INC.

                              By:  Kevin T. Michaels
                                   --------------------
                                    Senior Vice President, Finance
                                    and Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                Signature                                 Title                               Date
                ---------                                 -----                               ----
/s/          *                                  President, Chief Executive                June 14, 2000
-----------------------------------------    Officer and Director (Principal
Bruce C. Edwards                                    Executive Officer)

/s/ Kevin T. Michaels                         Senior Vice President, Finance              June 14, 2000
-----------------------------------------      and Chief Financial Officer
Kevin T. Michaels                            (Principal Financial Officer and
                                              Principal Accounting Officer)

                   *                        Chairman of the Board of Directors            June 14, 2000
-----------------------------------------
John L. Clendenin


                   *                                     Director                         June 14, 2000
-----------------------------------------
Gregory M. Avis


                   *                                     Director                         June 14, 2000
-----------------------------------------
Eugene L. Goda


                                                         Director
-----------------------------------------
David L. George


                   *                                     Director                         June 14, 2000
-----------------------------------------
Andrew Sukawaty


                   *                                     Director                         June 14, 2000
-----------------------------------------
Safi U. Qureshey


                   *                                     Director                         June 14, 2000
-----------------------------------------
Carl W. Neun


*By:  /s/  Kevin T. Michaels
-----------------------------------------
           Kevin T. Michaels
          (Attorney-in-fact)

                                      II-4